INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Skye Bioscience, Inc. and Subsidiaries on Form S-3 (Registration Nos. 333-258243, 333-278286, 333-279330, and 333-279331) and Form S-8 (Nos. 333-223439, 333-226259, 333-227860, 333-245177, 333-276211, 333-281460, 333-281461, and 333-283068) of our report dated March 20, 2025, with respect to our audits of the consolidated financial statements of Skye Bioscience, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Skye Bioscience, Inc. and Subsidiaries for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Morristown, NJ
March 20, 2025